Exhibit 21

ESSENDANT INC.
CORPORATE ENTITY CHART
AS OF DECEMBER 2017



Essendant Inc. (DE)
Essendant Co. (IL)
Label Industries, Inc. (MO)
TransSupply Group, LLC (IL)
XL Champion Holdings, LLC (MO)
Liberty Bell Equipment Corporation (PA)
AJS Group, LLC (PA)
Nestor Holding Company (DE)
Nestor Sales Holdco, LLC (DE)
Nestor Sales LLC (DE)
Essendant Industrial LLC dba ORS Nasco (IL)
O.K.I. Supply, LLC (IL)
OKI Bering Middle East, FZE (Dubai)
Essendant Canada, Inc. (Ontario)
G2S Equipement de Fabrication et d'Entretien, Inc. (Quebec)
Essendant Hong Kong Limited (Hong Kong)
CPO Commerce, LLC (IL)
CPO Commerce Acquisition, LLC (DE)
Essendant Management Services LLC (IL)
Essendant Financial Services LLC (IL)
Essendant Receivables LLC (IL)